UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: June 29, 2010

(Date of earliest event reported)

Forbes Energy Services Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	333-150853-04	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas	78332
(Address of Principal Executive Offices)	(Zip Code)

(361) 664-0549

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 – Submission of Matters to a Vote of Security Holders

On June 29, 2010, Forbes Energy Services Ltd., or the Company, held its 2010 annual meeting of stockholders. At the meeting, the stockholders elected all six director nominees and ratified the appointment of BDO Seidman LLP as the Company’s independent auditor. The final votes on the two proposals are as follows:

Proposal One: Election of Directors*

Name	For	Withheld
Dale W. Bossert	15,655,065	2,853,918
Travis H. Burris	15,655,065	2,853,918
John E. Crisp	15,655,065	2,853,918
Charles C. Forbes	15,655,065	2,853,918
Janet L. Forbes	15,655,065	2,853,918
William W. Sherrill	15,655,065	2,853,918

*	The stockholders voted for director nominees in a single slate.

Proposal Two: Ratification of BDO Seidman LLP as Auditors

For	Withheld
18,502,983	6,000

Item 8.01 – Other Information

On June 29, 2010, the Company issued a press release announcing that it had completed the repurchases of the 11% Senior Secured Notes due 2015 required by the indenture governing such notes. In total, $7,250,000 principal amount of such 11% Senior Secured Notes were repurchased in 2010 in the open market (in addition to the $5,250,000 in principal amount repurchased in the open market in 2009), which has resulted in a nominal gain on extinguishment of debt in 2010. The repurchased Senior Notes have been cancelled.

The repurchase and cancellation leaves an outstanding principal amount of approximately $192.5 million of Senior Notes.

A copy of this press release has been posted to the Company’s website at www.forbesenergyservices.com and a copy is also set forth in Exhibit 99.1. The press release is incorporated by reference herein and the foregoing description of the press release is qualified in its entirety by reference to the attached exhibit.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1	Press Release dated June 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Forbes Energy Services Ltd.

Date: July 2, 2010	By:	/s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated June 29, 2010